UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 16, 2010

TECHE HOLDING COMPANY
(Exact name of Registrant as specified in its Charter)

Louisiana	0-25538	72-1287456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1120 Jefferson Terrace Boulevard, New Iberia, Louisiana	70560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(337) 560-7151

211 Willow Street, Franklin, Louisiana 70538
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐           Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

TECHE HOLDING COMPANY

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 16, 2010, the Registrant’s Board of Directors approved an amendment to Article I of the Registrant’s Bylaws to change the address of the Registrant’s home office from 211 Willow Street, Franklin, Louisiana, to 1120 Jefferson Terrace Boulevard, New Iberia, Louisiana.

Section 8 – Other Events

Item 8.01                      Other Events.

On December 16, 2010, the Board of Directors of Teche Federal Bank, the Registrant’s wholly-owned subsidiary (the “Bank”), adopted a Plan of Conversion (the “Plan”) whereby the Bank would convert its existing federal savings bank charter to that of a Louisiana commercial bank charter (the “Charter Conversion”).  Upon completion of the Charter Conversion, the Bank would become a Louisiana state-chartered commercial bank regulated by the Commissioner of the Office of Financial Institutions of the State of Louisiana (the “Commissioner”) and the Federal Deposit Insurance Corporation (“FDIC”).  Upon completion of the Charter Conversion, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) would regulate the Registrant.  Completion of the Charter Conversion is subject to, among other conditions, the approval of the Commissioner and the Federal Reserve Board.  No assurance can be given that such regulatory approvals will be obtained. In addition, the Commissioner may add such conditions to the approval of the Charter Conversion, as he considers necessary or appropriate to ensure the safe and sound operations of the Bank.  There will be no changes to the directors, officers or employees of the Bank as a result of the Charter Conversion.  The Bank’s FDIC insurance coverage, and rates and terms of loans and deposits, will not change as a result of the Charter Conversion.  As a result of being regulated by the Commissioner, the Bank expects its annual supervisory assessment to decrease by approximately $100,000.  The Charter Conversion is expected to be completed in the second calendar quarter of 2011.

Upon completion of the Charter Conversion and approval by the Federal Reserve Board of the Registrant’s bank holding company application, the Registrant will become a bank holding company regulated by the Federal Reserve Board under the Bank Holding Company Act.  The Federal Reserve Board has adopted capital adequacy guidelines under which it assesses the adequacy of capital in examining and supervising bank holding companies and in processing applications to it under the Bank Holding Company Act.  The Federal Reserve’s capital adequacy guidelines are similar to those imposed on the Bank by the Office of Thrift Supervision (“OTS”).  In addition, under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank.  Consistent with its source of strength policy for subsidiary banks, the

Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with the corporation’s capital needs, asset quality and overall financial condition. Federal banking laws and regulations do not currently impose similar requirements on the Registrant at this time.

Section 9 –Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d).           Text of the amendment to Article I of the Registrant’s Bylaws:

“ARTICLE I
Home Office

The home office of Teche Holding Company (the “Corporation”) shall be at 1120 Jefferson Terrace Boulevard, New Iberia, Louisiana.  The Corporation may also have offices at such other places within or without the State of Louisiana as the board of directors shall from time to time determine.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

TECHE HOLDING COMPANY
/s/ J. L. Chauvin
Date: December 16, 2010	By:	J. L. Chauvin Senior Vice President, Treasurer and Chief Financial Officer